Exhibit 10.9

GUARANTY SERVICES AGREEMENT

                This Guaranty Services Agreement (hereinafter referred to as the “Agreement”, is made between ONEBEACON INSURANCE COMPANY (hereinafter “OneBeacon”), a Pennsylvania corporation with its principal place of business located at OneBeacon Street, Boston, MA 02108, and GALILEO WEATHER RISK MANAGEMENT LTD (hereinafter “Galileo”), a Bermuda corporation with its principal place of business at 120 West 45th Street, 19th Floor, New York, New York 10036.

                WHEREAS:  Galileo is a corporation engaged in the business of selling weather protection in the form of derivative and other contracts based on adverse temperature, precipitation and windspeed.

                WHEREAS: OneBeacon, an affiliate of Galileo, is a corporation engaged in the business of property and casualty insurance.

                WHEREAS: Galileo, being a new operation, needs to provide its customers with a  guaranty of performance from an affiliate with an acceptable credit rating in order to participate effectively in the weather protection and marketplace.  OneBeacon currently satisfies these requirements, with counterparty credit and financial strength ratings of “A” from Standard & Poors.

                NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.                                       Services: OneBeacon has entered and will enter into guaranties (“Guaranties”) in the form attached hereto as Exhibit A, from time to time of certain obligations of Galileo under various derivative agreements issued by Galileo to third parties.  The maximum amount for which OneBeacon will be obligated under all Guaranties outstanding at any given time will not equal or exceed the lesser of five percent (5%) of OneBeacon’s admitted assets or twenty five (25%) per cent of surplus as regards policyholders as of December 31st of the preceding year.  The obligation of OneBeacon to enter into Guaranties is subject to regulatory limitations.

2.                                       Term and Termination:  This Agreement is effective retroactively on February 27, 2006, and remains in effect until the expiration dates of all Guarantees.  OneBeacon will hereinafter only enter into Guaranties with an expiration date prior to October 31, 2008.

3.                                       Fees: Galileo will pay OneBeacon a fee which reflects twenty-five (25) basis points on the value at risk (“VaR”) calculated at the 1 in 100 level for all

Guaranties issued after the effective date of this agreement.  The fee shall be calculated on a quarterly basis using average actual daily VaR for the season at risk in the previous quarter.  Payment shall be made quarterly in arrears within 30 days of the end of the quarter.

4.                                       Documentation:  Galileo must submit documentation to OneBeacon to support the dollar amount of the VaR as of the payment dates noted above. Documentation will include identification of daily VaR used in calculation of payments made together with listing of contracts under the OneBeacon guaranty throughout the quarter.  On a weekly basis Galileo will also provide OneBeacon with a copy of the weekly advice of the outstanding VaR that it sends White Mountains Insurance Group Ltd.  OneBeacon will have the right to audit Galileo’s VaR calculations at any time.

5.                                       Indemnification: Galileo will indemnify and hold OneBeacon harmless against all liabilities, costs, expenses, including reasonable attorney’s fees incurred by OneBeacon arising out of any payments made under the Guaranties.

6.                                       Governing Law:   This Agreement will be governed by and construed in accordance with the laws for the State of New York, without reference to the choice of law doctrine.

7.                                       Binding Effect:  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.                                       Entire Agreement, Amendments and Waivers: This agreement contains the entire understanding of the parties with respect to the subject matter contained herein, superseding all prior agreements, understandings and negotiations with respect to all matters.  All amendments, waivers and modifications of or to any provision this Agreement will be in writing and signed by each party to be bound thereby, and will not otherwise be effective.

IN WITNESS WHEREOF, the parties have executed this Agreement on                                .

ONEBEACON INSURANCE COMPANY	GALILEO WEATHER RISK MANGAGEMENT LTD.

By:	By:

Name:	Name:

Title	Title:

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